Exhibit 10.24

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 20, 2004

among

BLOCKBUSTER INC.

The Lenders Party Hereto,

JPMORGAN CHASE BANK,

as Administrative Agent and Collateral Agent

CITICORP NORTH AMERICA, INC.,

as Syndication Agent

CREDIT SUISSE FIRST BOSTON,

as Documentation Agent

and

THE BANK OF NEW YORK and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.

and CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 2.06 — Existing Letters of Credit

Schedule 3.12 — Subsidiaries

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.10 — Existing Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance

Exhibit B-1 — Form of Opinion of Vinson & Elkins L.L.P.

Exhibit B-2 — Form of Opinion of Edward B. Stead

Exhibit C — Form of Viacom L/C

Exhibit D — Form of Collateral Agreement

Exhibit E — Form of Borrowing Request

Exhibit F — Form of Competitive Bid Request

Exhibit G — Form of Competitive Bid

Exhibit H — Form of Interest Election Request

Exhibit I — Form of Certificate of Effectiveness

Exhibit J — Form of Affiliate Subordination Agreement

CREDIT AGREEMENT dated as of August 20, 2004, among BLOCKBUSTER INC., the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent and Collateral Agent, CITICORP NORTH AMERICA, INC., as Syndication Agent, and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period calculated without regard to, and without deduction for, (i) any provisions required by SFAS 142 or SFAS 143 or any successor pronouncements thereto, (ii) any non-cash compensation charge or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards, in each case in connection with employee plans or other compensation arrangements, and (iii) any nonrecurring expenses incurred in connection with the Split-Off (and eliminating any tax costs or benefits associated with any such disregarded deductions referred to in clauses (i), (ii) and (iii)), determined (except as specified above) on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder and in its capacity as Collateral Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Margin” means, for any day (a) with respect to any Tranche B Term Loan, (i) 1.50% per annum, in the case of an ABR Loan, or (ii) 2.50% per annum, in the case of a Eurodollar Loan, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

Leverage Ratio:	Eurodollar Spread	ABR Spread
Category 1 Greater than or equal to 2.00 to 1.00	2.25%	1.25%

Category 2 Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%

Category 3 Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.75%	0.75%

Category 4 Less than 1.00 to 1.00	1.50%	0.50%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements accompanied by the compliance certificate required by Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a Sale and Leaseback Transaction subject to Section 6.06, (i) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (ii) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Automatic Reduction” has the meaning ascribed to such term in Section 2.09(f).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Blockbuster Inc., a Delaware corporation.

“Borrowing” means borrowings by the Borrower consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant or equipment and other capital expenditures, including replacements, capitalized repairs and improvements during such period, of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease Principal Payments” means, for any period, amounts recorded or required to be recorded as principal payments of Capital Lease Obligations on the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate voting power of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) members of the board of directors of the Borrower both on the date hereof and immediately after the Split-Off Date, (ii) appointed to the board of directors of the Borrower in connection with the Split-Off, as set forth in the S-4, or (iii) nominated or appointed to such board of directors by Persons described in clauses (i) and (ii) or their board nominees or appointees; or (c) the occurrence of a “Change of Control”, as defined in the Subordinated Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions after the date of this Agreement or (c) compliance by any Lender or the applicable Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Swingline Loans or Competitive Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment or Tranche B Commitment.

“Class A Common Stock” means shares of Class A Common Stock, par value of $0.01 per share, of the Borrower.

“Class B Common Stock” means shares of Class B Common Stock, par value of $0.01 per share, of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any “Collateral”, as such term is defined in the Collateral Agreement or any Foreign Pledge Agreement and any assets in respect of which a Lien is created in favor of the Collateral Agent pursuant to any Security Document.

“Collateral Agent” means JPMorgan Chase Bank, in its capacity as collateral agent for the Lenders under any Loan Document and as security trustee under the Security Trust Deed and Security Over Shares Agreement governed by the laws of the United Kingdom.

“Collateral Agreement” means the Guarantee and Collateral Agreement among, the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Domestic Subsidiary and of each Significant Foreign Subsidiary (other than Blockbuster Australia Pty. Ltd.) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Significant Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments, if any, representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all outstanding non-voting Equity Interests and 65% of the outstanding voting Equity Interests of Blockbuster Australia Pty. Ltd. shall be subject to a Memorandum of Deposit-Australian Shares in a form and substance acceptable to the Collateral Agent, and the Collateral Agent shall have received certificates or other instruments, if any, representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; and

(d) all documents and instruments required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement or any such Foreign Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

“Commercial Paper” means (i) any unsecured promissory note of the Borrower with a maturity at the time of issuance not exceeding nine months, exclusive of days of grace, issued by the Borrower pursuant to a commercial paper program and (ii) any unsecured borrowing by the Borrower due within nine months of the borrowing date, exclusive of days of grace, pursuant to money market or other similar short term uncommitted credit lines.

“Commitment” means a Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

“Commitment Fee Rate” means a rate per annum of 0.375%.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, at any time, the aggregate principal amount of Competitive Loans outstanding at such time. The Competitive Loan Exposure of any Revolving Lender at any time shall be the aggregate principal amount of the outstanding Competitive Loans of such Revolving Lender at such time.

“Consolidated EBITDA” means the Consolidated Operating Income of the Borrower and the Subsidiaries for such period, plus, without duplication, the sum of:

(a) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent such other income is positive; plus

(b) interest income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; plus

(c) amounts attributable to depreciation and amortization for such period (excluding depreciation and amortization related to the rental inventory of the Borrower and the Subsidiaries), to the extent deducted in determining such operating profit for such period; plus

(d) all Non-Cash Non-Recurring Charges during such period, to the extent deducted in determining such operating profit for such period; plus

(e) all losses associated with asset sales or dispositions of businesses permitted under this Agreement during such period (other than losses on sales of inventory sold in the ordinary course of business and losses on sales of other assets if such losses are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent deducted in determining such operating profit for such period; plus

(f) non-recurring charges incurred during such period in connection with the Split-Off, to the extent deducted in determining such operating profit for such period;

and minus, without duplication:

(i) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent such other income is negative;

(ii) all Non-Cash Non-Recurring Gains during such period, to the extent included in determining such operating profit for such period;

(iii) all cash expenditures made in such period attributable to non-cash charges (other than non-recurring charges) added back in determining Consolidated EBITDA pursuant to clause (d) above;

(iv) all gains associated with asset sales and dispositions of businesses during such period (other than gains on sales of inventory sold in the ordinary course of business and gains on sales of other assets and businesses if such gains are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent included in determining such operating profit for such period; and

(v) the proportional EBITDA of the interests held by any other Person in entities fully consolidated with the Borrower and the Subsidiaries, as determined in accordance with the terms of this definition.

For purposes of determining Consolidated EBITDA for any period, if the Borrower acquires all or substantially all the Equity Interests or assets of another Person during such period for aggregate consideration in excess of $25,000,000, or sells or transfers any Subsidiary, all or substantially all the assets of a Subsidiary or other assets constituting a business operation during such period for aggregate consideration in excess of $25,000,000, Consolidated EBITDA will be determined on a pro forma basis giving effect to such acquisition or disposition as if it had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of

Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Operating Income” means, for any period, the revenues from operations of the Borrower and its consolidated Subsidiaries for such period less aggregate amount of (i) the operating costs and expenses (including, without duplication, general and administrative expenses and payments under guarantees of leases) and (ii) the cost of sales of the Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) the operating income of any Person (other than a Loan Party) in which any other Person (other than the Borrower or a Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period and (b) the operating income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to any Hazardous Materials and, in each case, applicable to the Borrower or any Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such fiscal year (excluding depreciation and amortization related to the rental inventory of the Borrower and the Subsidiaries); plus

(c) the net amount for such fiscal year, if any, of any increase in the deferred tax liability of the Borrower and its consolidated Subsidiaries or any decrease in the deferred tax asset of the Borrower and its consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable if applicable) account of the Borrower and its consolidated Subsidiaries; minus

(d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the net amount for such fiscal year, if any, of any decrease in the deferred tax liability of the Borrower and its consolidated Subsidiaries or any increase in the deferred tax asset of the Borrower and its consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable if applicable) account of the Borrower and its consolidated Subsidiaries; minus

(e) the sum, without duplication, of (i) cash Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Indebtedness and except to the extent made with Net Proceeds in respect of sales, transfers or other dispositions of assets) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other investments (other than Permitted Investments and except to the extent financed by incurring Indebtedness); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (other than voluntary prepayments of Revolving Loans in an aggregate amount not in excess of $50,000,000 that are accompanied by permanent reductions of the Revolving Commitments in an equal amount), (ii) Term Loans prepaid pursuant to Section 2.12(c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus

(g) the aggregate amount of cash dividends (other than any special dividend or extraordinary dividend) paid on, and cash repurchases of, the Borrower’s common stock during such fiscal year, in each case to the extent permitted by Section 6.08(a).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, an Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which (or of a political subdivision of which) such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.18(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.18(e).

“Existing Credit Agreement” means the Credit Agreement, dated as of June 21, 1999, as amended, among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent for such lenders.

“Existing Letters of Credit” means the letters of credit issued for the account of the Borrower prior to the Effective Date and set forth on Schedule 2.06.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period and (ii) Operating Lease Payments for such period to (b) the sum for such period of (i) Consolidated Interest Expense, (ii) Operating Lease Payments, (iii) Capital Lease Principal Payments, and (v) ordinary course dividends paid during such period by the Borrower to holders of Equity Interests in the Borrower pursuant to Section 6.08(a)(v) or (vi).

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge agreement, debenture or other Security Document securing any of the Obligations that is governed by the law of a jurisdiction other than the United States and is reasonably satisfactory in form and substance to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Franchisees” means a franchisee of the Borrower or its Subsidiaries operating a video rental store under the “Blockbuster” name or another tradename owned by the Borrower or its Subsidiaries pursuant to an area development agreement or a franchise agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent (except for changes concurred with by the Borrower’s independent registered public accounting firm) with the consolidated financial statements of the Borrower contained in the Borrower’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness and other obligations of such Person (i) for the payment of borrowed money (including, in the case of the Borrower, the obligations of the Borrower for borrowed money under this Agreement), (ii) evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements or (iii) which are or should be shown on a consolidated balance sheet compiled in accordance with GAAP as debt liabilities, (b) all Capital Lease Obligations of such person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (d) all Indebtedness of others secured by a Lien on any assets of such Person, whether or not such Indebtedness is assumed by such Person, (e) all obligations in respect of letters of credit (if drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances and (f) all Guarantees of payment or collection of any obligation described in clauses (a), (b), (c), (d) and (e) above of any other Person; provided, that this clause (f) shall exclude Guarantees of Capital Lease Obligations of Franchisees and of Capital Lease Obligations assumed by third party transferees of stores acquired from the Borrower or any Subsidiary in an aggregate amount not at any time in excess of $50,000,000. Notwithstanding anything to the contrary contained herein, the Viacom LCs shall constitute Indebtedness only to the extent that they support Capital Lease Obligations or other obligations that would constitute Indebtedness and to the extent of any unreimbursed LC Disbursement relating thereto; provided such Indebtedness will not in any event be counted in duplication of any associated Indebtedness otherwise covered by the definition of Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include revenue sharing arrangements or royalty obligations, including those relating to the production, distribution or acquisition of motion pictures, video games or other programming, talent or publishing rights.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated July 2004 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine months or twelve months thereafter or the day that is seven days or 14 days thereafter if, at the time of the relevant Borrowing, Eurodollar funding for such a period is available to all Lenders participating therein), as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 270 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period for a Eurodollar Borrowing would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period for a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances to, guaranteeing any obligations of, or making or permitting to exist any investment or any other interest in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any other Person constituting a business unit.

“Issuing Banks” means JPMorgan Chase Bank, Credit Suisse First Boston, Citicorp North America, Inc., The Bank of New York, Wachovia Bank, National Association, and any other Lender designated as an Issuing Bank in accordance with the provisions of Section 2.06(i), in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit, as the case may be, to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Notwithstanding the foregoing, Citicorp North America, Inc. (and any Affiliate thereof) shall be deemed an Issuing Bank hereunder only in respect of the Viacom LC issued by it (or such Affiliate) in connection with the initial issuance of Viacom LCs under this Agreement and any other Letter of Credit which it agrees to issue hereunder, it being understood that Citicorp North America, Inc. will have no obligation hereunder to issue any Letters of Credit in addition to such initial Viacom LC.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposures at such time.

“Lease Guarantees”, at any time of determination, means the guarantees or sureties or liabilities (contingent or direct) of Viacom and/or its Affiliates (other than the Borrower and the Subsidiaries) under or with respect to any lease of real property by the Borrower, any of its Affiliates or any of their assignees (or any subsequent assignees thereof) existing on such date of determination for which Viacom or any of its Affiliates has provided a guarantee or surety or otherwise has any liability (contingent or direct), including any amendments, modifications or extensions thereof. “Lease Guarantees” shall not include any of the guarantees, sureties or liabilities (contingent or direct) of Viacom and/or its Affiliates under or with respect to any leases of real property by Wherehouse Entertainment, Inc., its subsidiaries and Affiliates, and any successors thereto and any assignees and transferees thereof.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement, including all Viacom LCs.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements are available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service) (rounded upward to the nearest 1/100 of 1% per annum) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum (rounded upward to the nearest 1/100 of 1% per annum) appearing on Reuters Screen LIBO page at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided however if more than one rate is specified on the Reuters Screen LIBO page, the LIBO Rate shall be the arithmetic mean of all such rates. If neither the Telerate Page 3750 nor the Reuters Screen LIBO page rate is available, then the LIBO Rate shall be the rate per annum at which dollar deposits are offered by the principal office of the Administrative Agent in London to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period with a maturity equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Collateral Agreement, the Foreign Pledge Agreements and the other Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (including in respect of Capital Lease Obligations) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under any Loan Document or (c) the material rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness or obligations in respect of one or more Hedging Agreements of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means at any date, for purposes of Section 3.12 and clauses (f), (h), (i), (j) or (k) of Article VII, any Subsidiary or any group of Subsidiaries in respect of which the events referred to in any such clause have occurred, which (i) had aggregate revenues during the period of four consecutive fiscal quarters most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 of 5% or more of either total consolidated revenues of the Borrower and its Subsidiaries for such period or (ii) had total assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 equal to 5% or more of the total consolidated assets of the Borrower and the Subsidiaries as of such date (in the case of any group of Subsidiaries taken together, calculated on a combined basis in accordance with GAAP).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or estimated to be payable) by the Borrower and the Subsidiaries, and (iv) the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (in the case of amounts referred to in clauses (b)(iii) and (iv), as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, proceeds received by any Subsidiary of the Borrower other than a wholly owned Subsidiary shall be deemed to be Net Proceeds received by the Borrower only in an amount proportionate to the Equity Interest owned by the Borrower in such Subsidiary receiving such proceeds.

“Non-Cash Non-Recurring Charges” means, for any period, all non-cash non-recurring charges (to the extent such charges are not associated with asset sales or disposition of businesses described in clause (e) of the definition of Consolidated EBITDA) incurred during such period, including, without limitation, all non-cash charges in respect (a) provisions for losses and additions to valuation allowances, (b) provisions for restructuring, litigation and environmental reserves and losses on the disposition of businesses, (c) pension settlement charges, (d) provisions required by SFAS 142 or SFAS 143 or any successor pronouncements thereto and (e) any non-cash compensation charge or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, in each case in connection with employee plans or other compensation arrangements.

“Non-Cash Non-Recurring Gains” means, for any period, all non-cash non-recurring gains and all other non-cash gains (to the extent such other non-cash gains are not realized in the ordinary course of business or do not constitute ordinary course operating income and are otherwise not associated with asset sales or dispositions of businesses described in clause (e) of the definition of Consolidated EBITDA), realized during such period, including refranchising gains.

“Obligations” means (i) the obligations of the Borrower hereunder to pay the principal of and interest on the Loans, to reimburse the LC Disbursements and to pay all other monetary obligations of the Borrower, including in respect of fees, costs, expenses, indemnities and penalties, to the Lenders in their capacities as such under this Agreement or any other Loan Document, (ii) all other “Obligations” as such term is defined in the Collateral Agreement and (iii) all obligations of the Loan Parties under the Collateral Agreement.

“Operating Lease Payments” means, for any period, amounts recorded or required to be recorded as operating lease expenses on consolidated financial statements of the Borrower prepared in accordance with GAAP plus, to the extent not otherwise included therein, payments by the Borrower or any Subsidiary during such period pursuant to Guarantees of operating leases of Franchisees or other Persons.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made by or on account of any obligation of the Borrower under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary of all or substantially all the assets of, or all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if (a) at the time thereof and immediately after giving effect thereto, no Default shall have occurred and is continuing, (b) each Subsidiary resulting from such acquisition (and which survives such acquisition) other than any Foreign Subsidiary, shall be a Subsidiary Loan Party and the Equity Interests of each such Subsidiary that is a Domestic Subsidiary or Significant Foreign Subsidiary owned by a Loan Party shall be owned directly by the Borrower and/or Subsidiary Loan Parties and shall have been (or within 15 Business Days (or such longer period as may be reasonably acceptable to the Administrative Agent) after such acquisition shall be) pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (subject to the limitations of the pledge of Equity Interests of Significant Foreign Subsidiaries owned by a Loan Party set forth in the definition of “Collateral and Guarantee Requirement”), (c) the Collateral and Guarantee Requirement shall have been (or within 15 Business Days (or such longer period as may be reasonably acceptable to the Administrative Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary that is a Subsidiary Loan Party, (d) the Borrower is in compliance, on a pro forma basis after giving effect to such acquisition, with the Sections 6.12 and 6.13, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of the relevant period for testing compliance and (e) within 15 Business Days (or such longer period as may be allowed by the Administrative Agent in connection with clauses (b) and/or (c) above) after such acquisition, the Borrower has delivered to the Administrative Agent an officer’s certificate confirming compliance with the requirements set forth in clauses (a), (b) and (c) above, together with all relevant financial information (to the extent available and in the Borrower’s possession) for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05, or which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar regulations;

(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized or licensed under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) Investments in money market mutual funds that (i) comply with the criteria set forth in Rule 2a-7 adopted by the SEC under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets in excess of $2,000,000,000.

“Permitted Store Sales” means the sale, transfer, assignment, sublease or other disposition by the Borrower or any Subsidiary of all or any portion of any Stores or of all or any portion of any properties and leasehold interests used by the Borrower and/or any Subsidiary to operate Stores (and associated inventory, equipment and fixtures), including in connection with the sale or disposition of all or any Stores or any portions thereof in a given geographic region; provided that any such sale, transfer, assignment, sublease or disposition is in the ordinary course of business and consistent with past practice.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower, the payment of which is subordinated to the Borrower’s obligations in respect of the Obligations on terms no less favorable in any significant respect to the Lenders than those applicable to the Subordinated Notes, and which Indebtedness (a) is unsecured, (b) is not Guaranteed by any Subsidiary other than by Subsidiary Loan Parties on a subordinated basis on terms no less favorable in any significant respect to the Lenders than those applicable to the Subsidiary Guarantees of the Subordinated Notes, and (c) does not mature or require any amortization payment to be made prior to the date that is six months after the Tranche B Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any sale, transfer, assignment, sublease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than (i) sales, transfers or dispositions referred to in clauses (a) and (b) of Section 6.05 and subleases of Stores in the ordinary course of business and (ii) sales, transfers, assignments and other dispositions resulting in aggregate cumulative Net Proceeds received after the Effective Date not exceeding $100,000,000.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means, at any time, each Issuing Bank that at such time has outstanding Letters of Credit with an aggregate undrawn amount in excess of $25,000,000, or such lesser amount as may be agreed by the Administrative Agent and the relevant Issuing Bank.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew or refinance existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has the same or later maturity and the same or longer weighted average life than the Refinanced Debt, (iii) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and any Guarantees thereof are subordinated to the Obligations on terms no less favorable in any significant respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (iv) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are not materially less favorable to the Borrower than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (v) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof and (vi) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repurchase Expenditures” means consideration paid by the Borrower or its Subsidiaries for the repurchase or redemption of any Indebtedness, including without limitation in respect of principal (including accreted principal) and premium, if any, but excluding amounts attributable to accrued and unpaid interest that, pursuant to the terms of such Indebtedness, is payable in cash no less frequently than semi-annually.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused

Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” shall mean Lenders having outstanding Term Loans, Revolving Exposures and Competitive Loan Exposures representing more than 50% of the sum of the total outstanding Term Loans, Revolving Exposures and Competitive Loan Exposures; provided further that, for purposes of this definition, if any Lender has defaulted in its obligation to fund any Loan hereunder, then the unused Commitments of such Lender shall be disregarded for all purposes in determining the Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) to any Person other than the Borrower or any Loan Party with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means August 20, 2009.

“S-4” means the Form S-4 registration statement filed with the SEC, as amended prior to the date hereof, pursuant to which Viacom will exchange shares of Class A Common Stock and shares of Class B Common Stock for shares of Class A common stock, par value $0.01 per share, of Viacom and shares of Class B common stock, par value $0.01 per share, of Viacom.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning ascribed to such term in Section 3.04(c).

“Security Documents” means the Collateral Agreement, each Foreign Pledge Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 to secure any of the Obligations.

“Significant Foreign Subsidiary” means on any date each of Blockbuster Australia Pty. Ltd., Blockbuster Canada Co, Blockbuster Entertainment (Ireland) Limited, Blockbuster Holdings Ireland, Blockbuster de Mexico S.A. de C.V., Blockbuster UK Limited and any other Foreign Subsidiary (i) Equity Interests in which are directly owned by any Loan Party and (ii) a substantial portion of the consolidated revenues of which are derived from its operations and the operations of its subsidiaries in Canada, the United Kingdom, Ireland, Mexico or Australia.

“Special Dividend” means the special cash dividend to be paid by Borrower to its stockholders on the Special Dividend Date in an approximate amount of $905,000,000, as described in the S-4.

“Special Dividend Date” means the date on which the Special Dividend is paid.

“Split-Off” means the distribution by Viacom of shares of Class A Common Stock and Class B Common Stock described in the S-4.

“Split-Off Agreement” means the agreement referred to in clause (a) of the definition of Viacom Agreements.

“Split-Off Date” means the date on which Viacom has distributed, in connection with the Split Off, shares of Class A Common Stock or Class B Common Stock which in the aggregate represent a distribution of “control” as defined in Section 368(c) of the Code.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means a retail outlet owned or operated by the Borrower or a Subsidiary for the sale, rental or trade of video products (including videocassettes, DVDs and any technological successors thereto) and/or game products, and associated or other retail inventory of the Borrower or the Subsidiaries.

“Subordinated Debt” means the 9% Senior Subordinated Notes due 2012 in the aggregate principal amount of $300,000,000 and the Indebtedness represented thereby.

“Subordinated Debt Documents” means the indenture under which the Senior Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is not a Foreign Subsidiary.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” means Tranche A Term Loans and Tranche B Term Loans.

“Total Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, less (b) the amount of cash and Permitted Investments of the Borrower and the Subsidiaries that would be reflected on such balance sheet as of such date (other than any such cash or Permitted Investments that constitutes “restricted cash” or is otherwise subject to any Lien in favor of any third party).

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Commitments is $100,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means August 20, 2009.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Commitments is $550,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means August 20, 2011.

“Tranche B Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“Viacom” means Viacom Inc., a Delaware corporation.

“Viacom Agreements” means (a) the Amended and Restated Initial Public Offering and Split-Off Agreement, dated as of June 18, 2004, among Viacom, Viacom International and the Borrower, (b) the Amended and Restated Release and Indemnification Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (c) the Amended and Restated Transition Services Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (d) the Amended and Restated Registration Rights Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (e) the Amended and Restated Tax Matters Agreement, dated as of June 18, 2004, between Viacom and the Borrower, and (f) the Judgment Sharing Agreement, dated as of June 18, 2004 among Paramount Pictures Corporation, Sumner M. Redstone, Viacom and the Borrower, as each may be amended from time to time to the extent permitted by Section 6.11.

“Viacom International” means Viacom International, Inc., a Delaware corporation.

“Viacom LC” means one or more irrevocable Letters of Credit issued pursuant to this Agreement in favor of Viacom, Viacom International, or any of Viacom’s Affiliates, as beneficiaries, as required by the Split-Off Agreement. Each Viacom LC will be substantially in the form of Exhibit C, or such other form requested by the Borrower and reasonably acceptable to the Administrative Agent and the relevant Issuing Bank (such approvals not to be unreasonably withheld).

“Viacom LC Exposure” means, at any time, the aggregate undrawn amount of all outstanding Viacom LCs at such time. The amount of LC Disbursements in respect of Viacom LCs that have not yet been reimbursed by or on behalf of the Borrower will not be deemed to constitute Viacom LC Exposure, but will be included in LC Exposure. The Viacom LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Viacom LC Exposure at such time.

“Viacom Reserve Amount” means Revolving Commitments in the amount of $150,000,000, as such amount may be reduced and reinstated from time to time solely in accordance with Section 2.09(f).

“Voluntary Reduction” has the meaning assigned to such term in Section 2.09(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all accounting terms and all terms of a financial nature shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any financial covenant to eliminate or modify the effect of any change after the date hereof in GAAP or in the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of the financial covenants for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect and applied immediately before the relevant change became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Commitment, (b) to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) the sum of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or (ii) (x) the sum of the aggregate Revolving Exposures (minus the Viacom LC Exposures), plus the aggregate Competitive Loan Exposures exceeding (y) the aggregate Revolving Commitments minus the Viacom Reserve Amount. Notwithstanding anything to the contrary in this Agreement, the Revolving Commitments constituting the Viacom Reserve Amount in effect from time to time shall be available solely for the issuance of Viacom LCs and shall not be utilized for any other purpose, including Revolving Loans, Swingline Loans or Letters of Credit other than Viacom LCs. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Competitive Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Competitive Loan shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments less the Viacom Reserve Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form attached hereto as Exhibit E (or any other form approved by the Administrative Agent) and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing or Tranche B Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, or if no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the requested Borrowing shall be deemed a Eurodollar Revolving Borrowing with an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that (x) the sum of the aggregate Revolving Exposures (other than the Viacom LC Exposures) plus the aggregate Competitive Loan Exposures shall not at any time exceed (y) the aggregate Revolving Commitments minus the aggregate Viacom Reserve Amount. While Competitive Loans are outstanding, availability under the Revolving Commitment shall be reduced by the aggregate amount of such outstanding Competitive Loans. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in substantially the form attached hereto as Exhibit F (or any other form approved by the Administrative Agent) and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Fixed Rate Borrowing or a Eurodollar Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07;

(vi) whether such Borrowing may be prepaid and if so on what terms; and

(vii) the date interest payments will be made with respect to such Borrowing if different than the times set forth in the definition of Interest Payment Date.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in substantially the form attached hereto as Exhibit G (or any other form approved by the Administrative Agent) and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, two Business Days before the proposed date of such Competitive Borrowing, and in the case of an ABR Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form attached hereto as Exhibit G may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make and (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places).

(c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rates and the principal amount specified in each Competitive Bid and the identity of each Lender that shall have made such Competitive Bids.

(d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, two Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided, further, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted in accordance with Section 2.07.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) (x) the sum of the aggregate Revolving Exposures (other than the Viacom LC Exposures) plus the aggregate Competitive Loan Exposures exceeding (y) the aggregate Revolving Commitments minus the Viacom Reserve Amount; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or shall initiate a wire transfer of the proceeds of such Borrowing to any other domestic bank deposit account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) (i) Subject to the terms and conditions set forth herein, on the Effective Date, the Issuing Bank(s) shall issue for the account of Borrower a Viacom LC requested by the Borrower pursuant to the Split-Off Agreement. Additionally, subject to the terms and conditions set forth herein, the Borrower may request the issuance of Viacom LCs for its own account at any time and from time to time during the Revolving Availability Period. Availability under the Viacom Reserve Amount (as such Viacom Reserve Amount may be adjusted from time to time in accordance with Section 2.09(f)) shall be reduced by the Viacom LC Exposure, it being understood that the Viacom Reserve Amount may be used solely for the issuance of Viacom LCs.

(ii) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit other than Viacom LCs for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that the issuance of any such Letter of Credit shall not result in (i) the aggregate Revolving Exposures (minus the Viacom LC Exposures) plus the aggregate Competitive Loan Exposures exceeding (ii) the aggregate Revolving Commitments minus the Viacom Reserve Amount. Availability under the Revolving Commitments (other than the Viacom Reserve Amount) shall be reduced by the aggregate amount of LC Exposure (other than Viacom LC Exposure) outstanding from time to time. Each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the Effective Date.

(iii) In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance (including the Effective Date, in the case of Viacom LCs to be issued on the Effective Date), amendment, renewal or extension) a notice requesting the issuance of such Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is a Viacom LC and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit other than a Viacom LC shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the aggregate Revolving Exposures other than the Viacom LC Exposures plus the aggregate Competitive Loan Exposures shall not exceed (y) the aggregate Revolving Commitments less the Viacom Reserve Amount. A Viacom LC shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Viacom LC the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate Viacom LC Exposures shall not exceed the Viacom Reserve Amount. Subject to the foregoing, (i) after the Effective Date, the Borrower may request the issuance of additional Viacom LCs, provided that, and the Borrower by making any such request will be deemed to represent that, the issuance of such additional Viacom LCs have been approved by Viacom, (ii) the beneficiary of any Viacom LC may surrender such Letter of Credit at any time to the relevant Issuing Bank for cancellation, including in connection with any request by the Borrower pursuant to clause (i) above for the issuance of a replacement Viacom LC in a lesser or greater amount, and (iii) the Borrower may from time to time request an amendment to any Viacom LC (including to reduce or increase the amount thereof), but no such amendment shall become effective unless consented to by the beneficiary of such Viacom LC. Except for Automatic Reductions that reduce the Viacom Reserve Amount as set forth in Section 2.09(f), any increase or decrease in the outstanding amounts of the Viacom LCs shall not increase or decrease the Viacom Reserve Amount.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit, including any Viacom LC, may provide for automatic renewal on an annual basis substantially in accordance with the provisions of Exhibit C hereof, so long as any such Letter of Credit expires at or prior to the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. On the Effective Date and without further action by any party hereto, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such Issuing Bank, a participation in each such Existing Letter of Credit in accordance with the foregoing provisions of this paragraph.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the applicable Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (including with the proceeds of an ABR Revolving Borrowing or a Swingline Borrowing requested in accordance with paragraph (e) of this Section), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC

Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Addition and Replacement of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the replaced Issuing Bank and the successor Issuing Bank, and acknowledged by the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the applicable Issuing Bank under this Agreement with respect to the Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. A Revolving Lender may become an additional Issuing Bank hereunder if designated by the Borrower pursuant to a written agreement among the Borrower and such Revolving Lender, and acknowledged by the Administrative Agent. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank. Notwithstanding the foregoing, the Borrower shall not designate any Revolving Lender as an Issuing Bank hereunder if, after giving effect thereto, there would be more than five Issuing Banks.

(j) Cash Collateralization. If any Event of Default described in clauses (a), (b), (h) or (i) of Article VII shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent that the Required Lenders have (or, if the maturity of the Loans has been accelerated, the Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanded the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent and at the

Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower in respect of the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default described above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all such Events of Default have been cured or waived or the Obligations have been paid in full and the Letters of Credit have terminated or expired and all Commitments have terminated or expired.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting or transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or any other domestic bank deposit account of the Borrower, in each case as designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing

Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Loans or Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form attached hereto as Exhibit H (or any other form approved by the Administrative Agent) and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing of one month’s duration. Notwithstanding any contrary provision hereof, if any Event of Default described in clauses (a), (b), (h) or (i) of Article VII shall occur and be continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Reduction of Viacom Reserve Amount. (a) Unless previously terminated, (i) the Tranche A Commitments and Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Revolving Commitments shall be automatically and permanently reduced on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount of Reduction
October 1, 2007	$25,000,000
January 1, 2008	25,000,000
April 1, 2008	25,000,000
July 1, 2008	25,000,000
October 1, 2008	25,000,000
January 1, 2009	25,000,000
April 1, 2009	25,000,000
July 1, 2009	25,000,000

(c) Any reduction of the Revolving Commitments (other than those pursuant to paragraph (b) of this Section) shall be applied to reduce the subsequent scheduled reductions of the Revolving Commitments to be made pursuant to paragraph (b) ratably. The scheduled reductions in the Revolving Commitments pursuant to paragraph (b) shall not be applied to reduce the then applicable Viacom Reserve Amount. Notwithstanding anything to the contrary contained in this Agreement, the Viacom Reserve Amount may only be reduced pursuant to paragraph (f) of this Section.

(d) Subject to compliance with the provisions of paragraph (e) of this Section, Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with

Section 2.12, (x) the sum of the aggregate Revolving Exposures (other than Viacom LC Exposures) plus the aggregate Competitive Loan Exposures would exceed (y) the aggregate Revolving Commitments less the then-current Viacom Reserve Amount. No such termination or reduction shall be applied to reduce the then applicable Viacom Reserve Amount unless the conditions of paragraph (f) of this Section have been met.

(e) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitment under paragraph (d) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their Revolving Commitments.

(f) Subject to compliance with the provisions of this paragraph, the Borrower may, at any time or from time to time, reduce the Viacom Reserve Amount (any such reduction, a “Voluntary Reduction”); provided that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000, (ii) evidence that Viacom has consented to such reduction shall be provided in the manner set forth below and (iii) the Viacom Reserve Amount shall not at any time be reduced if, after giving effect to such reduction (and any concurrent surrender of outstanding Viacom LCs), the aggregate Viacom LC Exposures would exceed the Viacom Reserve Amount. The Borrower shall notify the Administrative Agent in writing of any election to reduce the Viacom Reserve Amount under this paragraph at least three Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Such notice shall be accompanied by a certification of an executive officer of Viacom stating that Viacom consents to such reduction, making reference to this Agreement and specifying the amount of the approved reduction. No such Voluntary Reduction shall be effective unless such certification by Viacom is provided. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice of a voluntary reduction in the Viacom Reserve Amount delivered by the Borrower pursuant to this Section shall be irrevocable. Whenever and on each occasion that any LC Disbursement is made in respect of any Viacom LC, the Viacom Reserve Amount will automatically be reduced by the amount of such LC Disbursement (an “Automatic Reduction”). The Borrower may at any time after any Voluntary Reduction or Automatic Reduction increase the Viacom Reserve Amount by an amount not exceeding the aggregate amount of any Automatic Reductions and Voluntary Reductions theretofore made and not reinstated by giving written notice of such increase to the Administrative Agent, provided that after giving effect to any such increase, (x) the aggregate Revolving Exposures (minus the Viacom LC Exposures) plus the Competitive Loan Exposures will not exceed (y) the amount of the Revolving Commitments minus the Viacom Reserve Amount. No Automatic Reduction or Voluntary Reduction in the Viacom Reserve Amount shall, of itself, constitute, cause or require a reduction in the amount of the Revolving Commitments, voluntary reductions to which are covered by the provisions of paragraphs (d) and (e) of this Section.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11, (iii) to the Administrative Agent for the account of a Lender that has made a Competitive Loan the unpaid principal amount of such Competitive Loan on the last day of the Interest Period applicable to such Loan and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or a Competitive Loan is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
October 1, 2005	$3,750,000
January 1, 2006	3,750,000
April 1, 2006	3,750,000
July 1, 2006	3,750,000
October 1, 2006	3,750,000
January 1, 2007	3,750,000
April 1, 2007	3,750,000
July 1, 2007	3,750,000
October 1, 2007	3,750,000
January 1, 2008	3,750,000
April 1, 2008	3,750,000
July 1, 2008	3,750,000
October 1, 2008	13,750,000
January 1, 2009	13,750,000
April 1, 2009	13,750,000
August 20, 2009	13,750,000

(b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
October 1, 2005	$1,375,000
January 1, 2006	1,375,000
April 1, 2006	1,375,000
July 1, 2006	1,375,000
October 1, 2006	1,375,000
January 1, 2007	1,375,000
April 1, 2007	1,375,000
July 1, 2007	1,375,000
October 1, 2007	1,375,000
January 1, 2008	1,375,000
April 1, 2008	1,375,000
July 1, 2008	1,375,000
October 1, 2008	13,750,000

Date	Amount
January 1, 2009	13,750,000
April 1, 2009	13,750,000
July 1, 2009	13,750,000
October 1, 2009	13,750,000
January 1, 2010	13,750,000
April 1, 2010	13,750,000
July 1, 2010	13,750,000
October 1, 2010	105,875,000
January 1, 2011	105,875,000
April 1, 2011	105,875,000
August 20, 2011	105,875,000

(c) To the extent not previously paid, all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, and all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(d) Any prepayment of a Term Borrowing of either Class, including any mandatory prepayments pursuant to Section 2.12, shall be applied to reduce ratably the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section.

(e) Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than (i) 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment, in the case of a Eurodollar Borrowing and (ii) 11:00 a.m., New York City time on the scheduled date of such repayment, in the case of an ABR Borrowing. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part in an integral multiple of $1,000,000 and in an amount not less than $5,000,000, subject to the requirements of this Section; provided that, without the prior consent of the Lender thereof, the Borrower shall not have a right to prepay any Competitive Loan which the Borrower indicated was not prepayable in the related Competitive Bid Request.

(b) In the event and on each occasion that (x) the sum of the aggregate Revolving Exposures (minus the Viacom LC Exposures) plus the aggregate Competitive Loan Exposures exceeds (y) the total Revolving Commitments minus the Viacom Reserve Amount, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j)) in an aggregate amount equal to such excess. In the event and on each occasion that the aggregate Viacom LC Exposures exceed the Viacom Reserve Amount, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in the definition of the term Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 50% of such Net Proceeds; provided that, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets and intangible assets associated with such acquisition to be used in the business of the Borrower and/or the Subsidiaries or to construct or acquire new Stores, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 270-day period (except to the extent binding contracts to make such investments have been entered into within such period), at which time a prepayment shall be required in an amount equal to 50% of such Net Proceeds from such event that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2005, the Borrower will prepay Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow, if any, for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Borrowings made pursuant to Section 2.12(c) or (d) at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest unpaid to the extent required by Section 2.14.

SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and the LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin then in effect with respect thereto as interest on Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of .125% per annum on the outstanding amount of Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any outstanding Letters of Credit issued by such Issuing Bank, as well as the applicable Issuing Bank’s standard and customary fees with respect to the issuance (other than in respect of Existing Letters of Credit), amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) All voluntary prepayments of Tranche B Term Loans effected on or prior to the first anniversary of the Effective Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness (including any replacement or incremental term loan facility effected pursuant to an amendment of this Agreement) in connection with a repricing or refinancing of all or any portion of the Tranche B Term Loans will be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of any such prepayment, which fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the Tranche B Lenders, on the date of such prepayment.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and prepayment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Borrowing or a Eurodollar Term Borrowing, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) in the case of a Eurodollar Competitive Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Fixed Rate Loan.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section, from the date overdue until such amount is paid.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such a Eurodollar Competitive Loan) that the Adjusted LIBO Rate or LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or an Issuing Bank; or

(ii) impose on any Lender or an Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the applicable Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the applicable Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the applicable Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or an Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth (i) the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) that is such Lender’s or Issuing Bank’s customary practice, from and after the date of such certificate, to charge its borrowers for such increased costs incurred by such Lender or such Issuing Bank, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such

Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or an Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 30 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Competitive Loan was made.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan, Fixed Rate Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 or Section 2.12(f) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Competitive Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or Fixed Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes (not already paid pursuant to Section 2.18(a)(iii)) to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the applicable Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the applicable Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall have no liability pursuant to this Section 2.18(c) to indemnify the Administrative Agent, a Lender or an Issuing Bank for Indemnified Taxes or Other Taxes that were paid by the Administrative Agent, such Lender or such Issuing Bank more than 90 days prior to written demand for indemnification.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation provided by such jurisdiction.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any interest imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Notwithstanding any provision of the Loan Documents to the contrary, this Section 2.18 shall be the sole provision governing indemnities and claims for Indemnified Taxes and Other Taxes under the Loan Documents.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent(s) shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been (or prior to the Effective Date will be) obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or order of any Governmental Authority (except where such violation has not resulted, and would not reasonably be expected to result in, a Material Adverse Effect) or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture or any other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents or otherwise permitted under Section 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter ended June 30, 2004 and the portion of the fiscal year then ended, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 2004, prepared giving effect to the Transactions, the Split-Off and the issuance and sale of the Subordinated Notes as if such events had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Offering Memorandum dated August 13, 2004 with respect to the Subordinated Debt (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions, the issuance and sale of the Subordinated Notes and the Split-Off and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of June 30, 2004 as if the Transactions, the issuance and sale of the Subordinated Notes and the Split-Off Date had occurred on such date.

(c) Except as set forth in the Borrower’s filings with the SEC publicly available after June 16, 2002 and prior to August 11, 2004 (the “SEC Documents”) or in the projections included in the Information Memorandum, since December 31, 2003, there has been no event, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) The Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, and to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth in the SEC Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except with respect to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of

Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such Plans.

SECTION 3.11. Disclosure. The Borrower has delivered to the Administrative Agent true and correct copies of the Viacom Agreements. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being recognized by the Lenders that such projections and other information regarding future events are not to be viewed as facts and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Material Subsidiary, each Significant Foreign Subsidiary and each Foreign Subsidiary, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The consummation of the Transactions and the Split-Off will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans (including to finance the Special Dividend), (a) the fair value of the assets of the Borrower and the other Loan Parties on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the other Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the other Loan Parties on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the other Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

SECTION 3.17. Franchises. The Borrower (i) is not in default under any material franchise agreement or material area development agreement between the Borrower and any of its Franchisees, and (ii) is in compliance with all state and federal franchise laws applicable to the Borrower, except for instances of default or noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18. Security Interests. (a) When executed and delivered, the Collateral Agreement will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement) a valid and enforceable security interest in the Collateral and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent thereunder together with instruments of transfer duly endorsed in blank, the security interest of the Collateral Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors in such Collateral, prior and superior in right to any other Person (it being understood that no representation is made under this clause (i) as to (A) any such Collateral that is subject to a Foreign Pledge Agreement or (B) the perfection or priority of any Lien to the extent that such perfection or priority is determined under the law of a jurisdiction outside the United States, which are covered by paragraph (b) below), and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the security interest of the Collateral Agent will constitute a fully perfected Lien on and security interest in all right, title and interest of the Grantors (as defined in the Collateral Agreement) in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person.

(b) After taking the actions specified for perfection therein, each Foreign Pledge Agreement, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the collateral subject thereto, prior and superior to the rights of any other Person.

SECTION 3.19. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes set forth in Section 5.10.

SECTION 3.20. Federal Reserve Regulation. No part of the proceeds of any of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board. None of Borrower or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of Regulation U. As of the Effective Date, no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI would constitute Margin Stock. If the proceeds of any Loans are to be used in a manner which would cause such Loans to be classified as “purpose credits” under Regulation U, then at the time of the making of such Loans and at the time of the making of each Loan thereafter (after applying the proceeds of all Loans then being or theretofore made), no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI shall constitute Margin Stock.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins L.L.P., counsel for the Borrower, and of Edward B. Stead, General Counsel of the Borrower, substantially in the forms of Exhibit B-1 and Exhibit B-2, respectively. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan

Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) (i) The Collateral and Guarantee Requirement shall have been satisfied, (ii) the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, (iii) the Borrower shall have delivered, and caused each Subsidiary Loan Party to deliver, to the Collateral Agent all certificates, if any, representing Equity Interests required to be pledged pursuant to the Collateral and Guarantee Requirement and (iv) the Collateral Agent, for the ratable benefit of the Lenders, shall have a fully perfected first priority Lien on, and security interest in, the Collateral.

(g) The terms and conditions of the Subordinated Debt and the provisions of the Subordinated Debt Documents shall be reasonably satisfactory to the Lenders. The Administrative Agent shall have received copies of the Subordinated Debt Documents, certified by a Financial Officer as complete and correct.

(h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained and shall be in full force and effect.

(i) The Existing Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid or shall be repaid substantially simultaneously with the making of the initial Loans hereunder pursuant to arrangements reasonably satisfactory to the Administrative Agent.

Upon satisfaction of each of the conditions set forth in Section 4.01, the Borrower and the Administrative Agent shall execute a certificate of effectiveness in the form attached hereto as Exhibit I confirming such satisfaction and confirming the Effective Date, and thereafter, the Administrative Agent shall promptly notify the Lenders in writing of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New

York City time, on October 31, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of an Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related audited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that such financial statements and opinion may be furnished, if included therein, in the form of the Borrower’s Annual Report on Form 10-K and any related Annual Report delivered to stockholders and filed with the Securities and Exchange Commission);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that such financial statements may be furnished, if included therein, in the form of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) identifying any Subsidiary formed or acquired during the most recent fiscal quarter covered by such financial statements, and stating whether the Collateral and Guarantee Requirement has been satisfied in respect of such Subsidiary, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13 and (iv) stating whether any change in GAAP or in the application thereof has occurred since (A) with respect to the initial set of financial statements delivered hereunder, the date of the Borrower’s audited financial statements referred to in Section 3.04, and (B) thereafter, the date of the Borrower’s previously delivered financial statements referred to in Section 5.01(a), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, and proxy statements filed by, the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Reports and other information required to be delivered pursuant to subsections (a), (b) and (e) of this Section 5.01 shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.blockbuster.com or when such reports are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver to the Administrative Agent at the time such financial statements are made available the certification of a Financial Officer, as required by paragraph (b) above, and, in the case of annual financial statements, the certification required by paragraph (c) above.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent, promptly after any Financial Officer or other executive officer of the Borrower becomes aware thereof, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting, the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any other event or occurrence that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity, form of organization or jurisdiction of organization or (iii) in any Loan Party’s Federal Taxpayer Identification Number or identifying number (if any) assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Taxes and other material obligations (other than Indebtedness), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. In addition, the Borrower will, and will cause each of its Subsidiaries to, from time to time make or cause to be made all appropriate repairs, renewals and replacements, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as a prudent company with similar financial resources engaged in the same or similar businesses operating in the same or similar locations would maintain. The Borrower will furnish to the Lenders, upon reasonable written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any

Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and the Revolving Loans made on the Effective Date, together with the proceeds of the Subordinated Debt, will be used only for (a) the payment of amounts, including principal, interest, costs, fees and expenses, outstanding or payable under the Existing Credit Agreement, (b) the payment of the Special Dividend, (c) the payment of fees and expenses payable in connection with the Transactions, the issuance and sale of the Subordinated Debt, the Special Dividend and the Split-Off and (d) for general corporate purposes, including working capital, stock repurchases and acquisitions. The Revolving Loans made after the Effective Date, Competitive Loans and Swingline Loans will be used only for general corporate purposes, including working capital purposes, stock repurchases and acquisitions. Viacom LCs will be issued only as required by the Split-Off Agreement. Letters of Credit will be issued only to support payment obligations incurred in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.11. Additional Subsidiaries. If any Subsidiary is formed or acquired after the Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and within 15 Business Days after such Subsidiary is formed or acquired cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in such Subsidiary, if it is a Domestic Subsidiary or a Significant Foreign Subsidiary, owned by or on behalf of any Loan Party (subject to the limits on Significant Foreign Subsidiaries set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” and in the Collateral Agreement).

SECTION 5.12. Further Assurances. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt in respect of Sale and Leaseback Transactions, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Subordinated Debt;

(iii) Indebtedness existing on the date hereof and, in the case of Indebtedness owed to Persons other than the Borrower or Subsidiaries in a principal amount in excess of $1,000,000, set forth on Schedule 6.01;

(iv) unsecured Indebtedness of the Borrower, the Net Proceeds of which are used solely to prepay Term Loans and pay associated interest, costs and expenses within five Business Days of the receipt of the Net Proceeds of such unsecured Indebtedness;

(v) Indebtedness represented by Commercial Paper if such Indebtedness is permitted pursuant to Section 6.13;

(vi) Permitted Subordinated Indebtedness; provided that such Indebtedness is permitted pursuant to Section 6.13;

(vii) unsecured Indebtedness of the Borrower or any Subsidiaries in addition to the Indebtedness permitted above; provided that the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $100,000,000 at any time outstanding;

(viii) Indebtedness of the Foreign Subsidiaries (other than Indebtedness owed to the Borrower or Domestic Subsidiaries) in an aggregate principal amount at any time outstanding not in excess of the greater of (i) $100,000,000 and (ii) an amount equal to 10% of the total assets of all Foreign Subsidiaries as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 (calculated on a combined basis for such Foreign Subsidiaries in accordance with GAAP);

(ix) unsecured Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (x) such

Indebtedness owed by any Loan Party is subordinated to the Obligations in accordance with the provisions of an Affiliate Subordination Agreement substantially in the form of Exhibit J hereto and (y) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(x) Indebtedness and Attributable Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any franchise development rights or capital or other long-term assets, including Capital Lease Obligations, any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (or prior to the acquisition of any Subsidiary holding such assets, provided that such Indebtedness or Attributable Debt was not incurred in contemplation thereof) and Attributable Debt in connection with Sale and Leaseback Transactions permitted by Section 6.06, provided that (x) such Indebtedness or Attributable Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (y) the amount of such Indebtedness or Attributable Debt does not exceed the cost of acquiring, constructing or improving such franchise development rights or assets, and (z) the aggregate principal amount of Indebtedness permitted by this clause (x) and Attributable Debt in connection with Sale and Leaseback Transactions permitted by Section 6.06, together with any Refinancing Indebtedness in respect thereof permitted by clause (xi) below, shall not exceed $40,000,000 at any time outstanding;

(xi) Refinancing Indebtedness in respect of the Indebtedness provided by clauses (iii), (iv) and (x);

(xii) Guarantees by the Borrower or other Loan Parties of Indebtedness of Domestic Subsidiaries or, to the extent permitted by Section 6.04(c), Foreign Subsidiaries; and

(xiii) Guarantees by the Borrower of Indebtedness or Attributable Debt of Franchisees in an aggregate amount at any time outstanding not exceeding $40,000,000 or such lesser amount as is permitted to be outstanding pursuant to Section 6.04(c).

(b) The Borrower will not permit any Domestic Subsidiary or Significant Foreign Subsidiary to issue any preferred Equity Interests other than to the Borrower or any Subsidiary Loan Party; provided that any such preferred Equity Interests issued to the Borrower or any Subsidiary Loan Party shall be pledged pursuant to the terms of the Collateral Agreement or, in the case of Equity Interests of Significant Foreign Subsidiaries, a Foreign Pledge Agreement.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that any such Lien shall secure only Indebtedness or obligations which it secures on the date hereof or any Refinancing Indebtedness permitted in respect of any such Indebtedness or any refinancing of any such other obligation not constituting Indebtedness that does not significantly increase the amount thereof;

(iv) Liens on franchise development rights or capital or other long-term assets acquired, constructed or improved by the Borrower or any Subsidiary after the date hereof; provided that (A) such security interests secure Indebtedness permitted by clause (x) of Section 6.01(a) or refinancings thereof permitted by clause (xi) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(v) Liens on assets of Subsidiaries acquired after the Effective Date existing at the time of such acquisition and not incurred in contemplation thereof securing Indebtedness permitted by Section 6.01(a)(x);

(vi) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by Section 6.01(a)(viii); and

(vii) Liens created pursuant to the express terms of the Viacom Agreements as in effect on the Effective Date, or as subsequently amended or modified to the extent permitted by Section 6.11, provided, however, that no Lien permitted under this clause (vii) will extend to any Collateral.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) (a) any wholly owned domestic Subsidiary may merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity and (b) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity or the surviving corporation (if the surviving corporation is not the Borrower) shall be organized under the laws of a state of the United States of America or the District of Columbia and shall assume all of the Loans and other obligations of the Borrower under this Agreement pursuant to a written instrument satisfactory to the Administrative Agent and shall cause to be delivered such opinions of counsel satisfactory to the Administrative Agent as the Administrative Agent shall reasonably request relating to such merger and assumption, (ii) any Person may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, in each case that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold, acquire, make or permit to exist any Investment, except:

(a) Permitted Investments;

(b) Investments (other than in Subsidiaries) existing on the date hereof;

(c) Investments by the Borrower and its Subsidiaries in Equity Interests in their Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party in a Domestic Subsidiary or a Significant Foreign Subsidiary shall be pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (subject to the limitations applicable to Equity Interests of a Significant Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (ii) the aggregate cumulative amount of Investments by Loan Parties in, and loans and advances by Loan Parties to, and guarantees by Loan Parties of Indebtedness or other obligations of, Foreign Subsidiaries (excluding any such equity Investments existing on the Effective Date and any such loans, advances or guarantees existing on the Effective Date and set forth on Schedule 6.01), taken together with the aggregate amount of Guarantees of Indebtedness or Attributable Debt of Franchisees permitted under Section 6.01(a)(xiii), shall not exceed $90,000,000 at any time outstanding;

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) such loans or advances comply with the applicable provisions of Section 6.01(a) and (ii) the amount of such loans and advances made by Loan Parties to Foreign Subsidiaries shall be subject to the limitation set forth in clause (c) above;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) Permitted Acquisitions;

(g) Investments consisting of non-cash consideration permitted to be received in respect of sales or dispositions of assets permitted by Section 6.05;

(h) Investments consisting of Guarantees of Indebtedness of Franchisees permitted by Section 6.01(a)(xiii);

(i) guarantees by the Borrower or other Loan Parties of obligations other than Indebtedness of any Subsidiary Loan Party, in each case in the ordinary course of business; and

(j) other Investments in an aggregate cumulative amount not in excess of $50,000,000.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or any substantial part of the assets of the Borrower and the Subsidiaries, taken as a whole, or any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or a Subsidiary), except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business, including sales to Franchisees;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Permitted Store Sales; and

(d) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the cumulative aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) (determined at the time of any such sale or disposition and without regard to subsequent changes in such value) shall not exceed $100,000,000;

provided that all sales, transfers, leases and other dispositions permitted hereby (i) shall (except in the case of those permitted by clause (b) above) be made for fair value and (ii) shall be made solely for consideration of which at least 75% thereof is in cash or cash equivalents (provided that sales of Permitted Investments shall be made solely for cash or cash equivalents and Permitted Store Sales may be effected for non-cash consideration not otherwise permitted hereunder having an aggregate cumulative fair market value not in excess of $25,000,000).

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that the amount of Attributable Debt in respect of all such Sale and Leaseback Transactions, when taken together with all other Indebtedness permitted by Section 6.01(a)(x), does not at any time exceed $40,000,000.

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may make Restricted Payments, not exceeding a cumulative aggregate amount of $15,000,000 pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) the Borrower may pay the Special Dividend, (v) the Borrower may make Restricted Payments from time to time if no Default shall have occurred and be continuing at the time such Restricted Payment is declared or at the time such Restricted Payment is made (after giving effect thereto) in an aggregate cumulative amount equal to the sum of (x) $300,000,000 and (y) 100% of the aggregate Net Proceeds received by the Borrower from the issuance or sale of its Equity Interests subsequent to December 31, 2003 (other than an issuance or sale to a Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) minus the cumulative aggregate amount of Repurchase Expenditures made in respect of Subordinated Debt or Permitted Subordinated Indebtedness pursuant to clause (v) of Section 6.08(b), (vi) the Borrower may make Restricted Payments from time to time if no Default shall have occurred and be continuing at the time such Restricted Payment is declared or at the time such Restricted Payment is made (and after giving effect thereto) in a cumulative aggregate amount equal to 50% of Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from December 31, 2003 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), provided that no Restricted Payment may be declared or made in reliance on this clause (vi) at any time when the Leverage Ratio is greater than 2.00 to 1.00 and (vii) the Borrower may acquire Equity Interests in the Borrower or options with respect thereto in exchange for Equity Interests in the Borrower or options for Equity Interests in the Borrower.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) the repurchase or redemption of not more than 35% of the initial principal amount of the Subordinated Debt or any future issuance of Permitted Subordinated Indebtedness, in each case with the Net Proceeds received by the Borrower after the Effective Date from issuances (other than under employee plans) of shares of its common stock (other than Net Proceeds in respect of which Restricted Payments have been made pursuant to clause (v)(y) of Section 6.08(a)), provided such repurchases or redemptions are effected pursuant to and in accordance with the terms of the Subordinated Debt Documents or the indentures or other instruments governing such Permitted Subordinated Indebtedness, as the case may be, and made not later than 90 days after receipt of such Net Proceeds; and

(vi) prepayments of Capital Lease Obligations with respect to real estate interests in Stores or with respect to equipment for the purpose of enabling the Borrower or a Subsidiary to acquire such real estate interests or equipment.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate, (iii) the performance and payment by the Borrower of its obligations under, and other transactions required pursuant to, the Viacom Agreements and (iv) Restricted Payments permitted pursuant to Section 6.08.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any

Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subletting thereof.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights or increase its obligations under (a) its certificate of incorporation, by-laws or other organizational documents (except as specifically contemplated in the S-4) in a manner materially adverse to the interests of the Lenders or (b) any Viacom Agreement, if, such amendment, modification, waiver or increase, taken as a whole, results in, or would reasonably be expected to result in, a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under any Loan Document.

SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on or after September 30, 2004 to be less than 1.35 to 1.00.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

Through December 30, 2006	3.25 to 1.00

From December 31, 2006 through December 30, 2007	3.00 to 1.00

From December 31, 2007 through December 30, 2008	2.75 to 1.00

December 31, 2008 and thereafter	2.50 to 1.00

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement, when and as the same shall come due and payable, and such failure shall continue unremedied for a period of five days, or any Loan Party shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten days;

(c) any representation or warranty made or deemed made by or on behalf of, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished in writing pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI or in Sections 5.02, 5.04 (with respect to the existence of the Borrower), or 5.11 (with respect to the Collateral and Guarantee Requirement being satisfied concerning any new Domestic Subsidiary or new Significant Foreign Subsidiary being formed or acquired);

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided for in the document governing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material

Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (net of any insurance proceeds the Borrower or any such Material Subsidiary receives or is reasonably likely to receive within 90 days of such judgment) in excess of $50,000,000 shall be rendered by a court or other authority having jurisdiction against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee or Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid

Guarantee or a valid and perfected Lien, with the priority required by the applicable Security Document, except in the case of a Lien, as a result of the Administrative Agent’s failure to maintain possession of any stock certificates delivered to it under the Collateral Agreement; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during (but only during) the continuance of such event, the Administrative Agent shall at the request of the Required Lenders or may with the Required Lenders’ written consent, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The banks (or Affiliates thereof) identified in this Agreement as a “documentation agent” or “syndication agent” shall not have any right, power, liability, responsibility or duty under this Agreement other than those applicable to all banks herein.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1201 Elm Street, Suite 2100; Dallas, Texas 75270, Attention of Treasurer (Telecopy No. 214-854-3599) and if such notice is in respect of a Default or an Event of Default with a copy to the same address, attention of General Counsel (Telecopy 214-854-3677);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Ms. Dakisha Allen (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Telecopy No. (212) 270-6637);

(c) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;

(d) if to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Ms. Dakisha Allen (Telecopy No. (713) 750-2666) with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Telecopy No. (212) 270-6637); and

(e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.11, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (a) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (b) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 9.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Viacom LC or other Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment of any Term Loan to a Lender, an Affiliate of a Lender, or an Approved Fund, (2) an assignment of a Revolving Commitment to a Revolving Lender or (3) if an Event of

Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing, any such assignment to any other assignee; and

(B) the Administrative Agent and each Principal Issuing Bank, provided that no consent of the Administrative Agent or any Principal Issuing Bank shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment shall not be less than $3,000,000 in the case of a Revolving Commitment or $1,000,000 in all other cases, unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing:

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans or apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)

that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees or expense reimbursements payable to the Administrative Agent or any arranger of the credit facilities contemplated hereby constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing

Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, such service to be effective upon receipt. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person thereby required agrees to inform the Borrower prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a commercially prudent Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Patriot Act. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLOCKBUSTER INC.,

by	/S/ LARRY J. ZINE
Name: Larry J. Zine
Title: Executive Vice President & Chief Financial Officer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by	/S/ THOMAS H. KOZLARK
Name: Thomas H. Kozlark
Title: Vice President

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	Citicorp North America, Inc.

by	/S/ ROBERT H. CHAN
Name: Robert H. Chan
Title: Vice President

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	Commerzbank AG, New York and Grand Cayman Branches

by	/S/ MARIANNE I. MEDORA
Name: Marianne I. Medora
Title: Senior Vice President

by	/S/ CHARLES W. POLET
Name: Charles W. Polet
Title: Assistant Treasurer

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

by	/S/ BILL O’DALY
Name: Bill O’Daly
Title: Director

by	/S/ CASSANDRA DROOGAN
Name: Cassandra Droogan
Title: Associate

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	Sumitomo Mitsui Banking Corporation

by	/S/ EDWARD D. HENDERSON, JR.
Name: Edward D. Henderson, Jr.
Title: General Manager

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	The Bank of New York

by	/S/ KRISTEN E. TALABER
Name: Kristen E. Talaber
Title: Vice President

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	The Royal Bank of Scotland plc

by	/S/ JAYNE SEAFORD
Name: Jayne Seaford
Title: Senior Vice President

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	U.S. Bank National Association

by	/S/ GREGORY DRYDEN
Name: Gregory Dryden
Title: Sr. Vice President

SIGNATURE PAGE TO THE

BLOCKBUSTER INC.

CREDIT AGREEMENT

Name of Institution:	Wachovia Bank National Association

by	/S/ AARON H. HEADLEY
Name: Aaron H. Headley
Title: Associate